                                                               Exhibit (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                           MAXWELL SHOE COMPANY INC.
                                       AT

                              $20.00 NET PER SHARE
                                       BY

                             MSC ACQUISITION CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           JONES APPAREL GROUP, INC.
                             ---------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, APRIL 19, 2004, UNLESS THE OFFER IS EXTENDED.
                             ---------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE, TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE "SHARES"), OF MAXWELL SHOE COMPANY INC. ("MAXWELL") THAT, TOGETHER WITH THE SHARES THEN OWNED BY JONES APPAREL GROUP, INC. ("JONES") AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, MSC ACQUISITION CORP. ("PURCHASER")), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) MAXWELL'S BOARD OF DIRECTORS REDEEMING THE PREFERRED STOCK PURCHASE RIGHTS OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREFERRED STOCK PURCHASE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN, (3) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WILL BE INAPPLICABLE TO THE PROPOSED SECOND-STEP MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING JONES OR ANY OF ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER) AND MAXWELL AND (4) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.
                             ---------------------

JONES AND PURCHASER ARE SEEKING TO DISCUSS WITH MAXWELL THE ACQUISITION OF MAXWELL BY PURCHASER. JONES AND PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING, WITHOUT LIMITATION, AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH MAXWELL, OR TO NEGOTIATE A MERGER AGREEMENT WITH MAXWELL NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY JONES, PURCHASER AND MAXWELL.
                             ---------------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares (and preferred stock purchase rights, if applicable) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 3", transmit an Agent's Message (as defined in "THE OFFER -- Section 2"), and any other required documents to the Depositary and either deliver the certificates for such Shares and, if separate, the certificate(s) representing the preferred stock purchase rights to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares (and preferred stock purchase rights, if applicable) pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 3", or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares and, if applicable, preferred stock purchase rights, are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares and, if applicable, preferred stock purchase rights.

If a Distribution Date (as defined in "THE OFFER -- Section 11") occurs, stockholders will be required to tender one preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share. A stockholder who desires to tender such stockholder's Shares (and preferred stock purchase rights, if applicable) and whose certificates representing such Shares (and preferred stock purchase rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot cause all required documents to reach the Depositary prior to the Expiration Date (as defined in "THE OFFER -- Section 1") may tender such Shares (and preferred stock purchase rights, if applicable) by following the procedures for guaranteed delivery set forth in "THE OFFER -- Section 3".

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager.
                             ---------------------

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON APRIL 8, 2004. NEITHER JONES NOR PURCHASER IS SOLICITING, OR INTENDS TO SOLICIT, PROXIES IN RESPECT OF ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN CONSTITUTES A SOLICITATION OF CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION (AS DEFINED IN "INTRODUCTION"). ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").
                             ---------------------

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
March 23, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    i
INTRODUCTION................................................    1
THE OFFER...................................................    5
   1. TERMS OF THE OFFER; EXPIRATION DATE...................    5
   2. ACCEPTANCE FOR PAYMENT AND PAYMENT....................    7
   3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
      SHARES AND RIGHTS.....................................    8
   4. WITHDRAWAL RIGHTS.....................................   11
   5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE
      OFFER AND THE PROPOSED MERGER.........................   12
   6. PRICE RANGE OF THE SHARES; DIVIDENDS..................   13
   7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
      NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN
      REGULATIONS; RIGHTS...................................   14
   8. CERTAIN INFORMATION CONCERNING MAXWELL................   15
   9. CERTAIN INFORMATION CONCERNING JONES AND PURCHASER....   15
  10. BACKGROUND OF THE OFFER; TRANSACTIONS WITH MAXWELL....   16
  11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; THE
      RIGHTS CONDITION; THE BUSINESS COMBINATION CONDITION;
      APPRAISAL RIGHTS; "GOING-PRIVATE" TRANSACTIONS........   24
  12. SOURCE AND AMOUNT OF FUNDS............................   29
  13. DIVIDENDS AND DISTRIBUTIONS...........................   30
  14. CONDITIONS TO THE OFFER...............................   30
  15. CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN
      APPROVALS; STATE TAKEOVER STATUTES....................   33
  16. CERTAIN FEES AND EXPENSES.............................   35
  17. MISCELLANEOUS.........................................   36
SOLICITATION OF CONSENTS....................................   36
INFORMATION CONCERNING PARTICIPANTS.........................   36
SCHEDULE I
  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
     OFFICERS OF JONES AND PURCHASER........................  I-1

                               SUMMARY TERM SHEET

     MSC Acquisition Corp., an indirect wholly owned subsidiary of Jones, is offering to acquire all the outstanding shares of Class A Common Stock, par value $.01 per share, together with the associated preferred stock purchase rights, of Maxwell at a price of $20.00 per share, net to the seller in cash, without interest. Unless the context otherwise requires, we refer to one share of Maxwell Class A Common Stock, together with the associated preferred stock purchase rights, as a "Share."

     The following are some of the questions you, as a stockholder of Maxwell, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding whether to tender your Shares.

WHO IS OFFERING TO PURCHASE MY SHARES?

     Our name is MSC Acquisition Corp. We are a corporation formed in order to make the offer and to take certain other actions in connection therewith. We are an indirect wholly owned subsidiary of Jones, which is a leading designer and marketer of branded apparel, footwear and accessories. See "INTRODUCTION" and "THE OFFER -- Section 9".

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     We are offering to purchase all the outstanding Shares at a price of $20.00 per share, net to the seller in cash, without interest.

     On February 18, 2004, the day Jones informed Maxwell of our proposal to acquire all the outstanding Shares, the last reported sales price of a Share on the Nasdaq National Market System was $17.59, and on March 22, 2004, the last trading day prior to the commencement of the offer, the last reported sales price of a Share on the Nasdaq National Market System was $22.09. If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION".

WHY ARE YOU MAKING THIS OFFER?

     We are making the offer because we want to acquire control of, and ultimately the entire equity interest in, Maxwell. If the offer is consummated, we intend to consummate a second-step merger with Maxwell in which Maxwell will become an indirect wholly owned subsidiary of Jones and all Shares that are not purchased in the offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. See "INTRODUCTION" and "THE OFFER -- Section 11".

ARE YOU TAKING ANY POSITION WITH RESPECT TO THE MATTERS TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS?

     Maxwell has publicly announced that it is holding its 2004 annual meeting of stockholders on April 8, 2004, to consider certain matters, including, among other things, the election of directors to Maxwell's Board of Directors. We are not taking any position with respect to any of the matters to be considered at the Maxwell annual meeting.

     Neither this Offer to Purchase nor the offer constitutes a solicitation of proxies in connection with any matter to be considered at the Maxwell annual meeting of stockholders scheduled to be held on April 8, 2004. Jones and we are not soliciting, or intending to solicit, proxies in respect of any matter to be considered at the Maxwell annual meeting.

DO YOU INTEND TO UNDERTAKE A CONSENT SOLICITATION TO REMOVE THE DIRECTORS OF MAXWELL?

     We have filed a preliminary consent statement with the Securities and Exchange Commission for use in connection with the solicitation of written consents from stockholders of Maxwell to, among other things, remove each member of Maxwell's Board of Directors and elect five of our nominees to serve as directors of Maxwell.

     Neither this offer to purchase nor the offer constitutes a solicitation of consents in connection with the consent solicitation. Any such solicitation (including the consent solicitation) will be made only pursuant to separate consent solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

IF YOU DO UNDERTAKE A CONSENT SOLICITATION, WILL THE GRANTING OF A CONSENT BE A CONDITION TO THE TENDER OF SHARES IN THE OFFER?

     No. If we undertake a consent solicitation, the granting of a consent to us in connection with our consent solicitation would not be a condition to the tender of Shares in the offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     Yes. We will obtain funds from Jones. Jones has access to sufficient funds to consummate the offer. The offer is not conditioned on either Jones or us obtaining financing. Therefore, we do not think our financial condition is relevant in deciding whether you should tender your Shares in the offer. See "THE OFFER -- Section 12".

WHAT ARE THE "PREFERRED STOCK PURCHASE RIGHTS"?

     The preferred stock purchase rights were issued to all stockholders of Maxwell, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your Shares. Unless the rights are distributed to stockholders, a tender of Shares will include a tender of the associated preferred stock rights. If the rights are distributed, a holder will need to tender one right with each Share tendered. See "THE OFFER -- Section 3" and "THE OFFER -- Section 11".

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     The most important conditions to the offer are the following:

     - Maxwell's stockholders must validly tender and not withdraw before the expiration of the offer a number of Shares that, together with the Shares then owned by Jones and its subsidiaries, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis.

     - Maxwell's Board of Directors must redeem the preferred stock purchase rights or we must be satisfied, in our sole discretion, that such rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger.

     - We must be satisfied, in our sole discretion, that Section 203 of the Delaware General Corporation Law will be inapplicable to the proposed second-step merger or any other business combination involving Jones or any of its subsidiaries and Maxwell.

     - All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, must have expired or been terminated.

     The offer is subject to certain other conditions as well. A more detailed discussion of the conditions to consummation of this offer may be found in "INTRODUCTION", "THE OFFER -- Section 11" and "THE OFFER -- Section 14".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

     You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Monday, April 19, 2004. We currently expect that the offer will be extended until the principal conditions to the offer, which are described above, are satisfied. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire. See "THE OFFER -- Section 1".

     We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

     To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to The Bank of New York, the depositary, prior to the expiration of the offer. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See "THE OFFER -- Section 3".

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

     If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares you tendered as soon as practicable following the expiration of the offer. See "THE OFFER -- Section 2".

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See "THE OFFER -- Section 4".

WHAT DOES MAXWELL'S BOARD OF DIRECTORS THINK OF THIS OFFER?

     Maxwell's Board of Directors rejected an earlier proposal by Jones to acquire all outstanding Shares for $20.00 per Share in cash. Maxwell's Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Maxwell is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     If the offer is successful, we expect to consummate a second-step merger with Maxwell in which Maxwell will become an indirect wholly owned subsidiary of Jones. In the second-step merger, all Shares that were not purchased in the offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. If the proposed second-step merger takes place, stockholders who do not tender in the offer (other than those properly exercising appraisal rights available under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the offer. Therefore, if the proposed second-step merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares. See "INTRODUCTION" and "THE OFFER -- Section 7". The treatment of your Shares if the proposed second-step merger does take place and you properly perfect your appraisal rights is discussed in "THE OFFER -- Section 11".

     However, if the offer is consummated and the proposed second-step merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on the Nasdaq National Market System or any other securities exchange, and Maxwell may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "THE
OFFER -- Section 7".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 22, 2004, the last trading day prior to the commencement of the offer, the last reported sales price of a Share on the Nasdaq National Market System was $22.09. On February 18, 2004, the day Jones informed Maxwell of our proposal to acquire all the outstanding Shares, the last reported sales price of a Share on the Nasdaq National Market System was $17.59. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See "THE OFFER -- Section 6."

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED SECOND-STEP MERGER?

     Appraisal rights are not available in the offer. If we consummate the proposed second-step merger on the terms described herein, you will be entitled to appraisal rights in connection with the proposed second-step merger if you do not vote in favor of the proposed second-step merger and you otherwise comply with applicable Delaware law. See "THE OFFER -- Section 11".

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

     The receipt of cash in the offer or the proposed second-step merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See "THE OFFER -- Section 5".

WHOM CAN I CALL WITH QUESTIONS?

     You can call Innisfree M&A Incorporated at (888) 750-5834 (toll-free) or
(212) 750-5833 (collect) or Bear, Stearns & Co. Inc. at (888) 235-2327 or (212)
272-2000 with any questions you may have. Innisfree M&A Incorporated is acting as the information agent and Bear, Stearns & Co. Inc. is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

                                  INTRODUCTION

To: All Holders of Shares of Class A Common Stock of Maxwell.

     MSC Acquisition Corp., a New York corporation ("Purchaser") and an indirect wholly owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), hereby offers to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Maxwell Shoe Company Inc., a Delaware corporation ("Maxwell"), and (2) unless and until validly redeemed by Maxwell's Board of Directors, the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell (the "Rights") issued pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended from time to time, the "Rights Agreement"), by and between Maxwell and EquiServe Trust Company, N.A., as Rights Agent, at a price of $20.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references herein to the "Shares" shall be deemed to include the associated Rights, and all references herein to the "Rights" shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

     Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions. Stockholders who hold their Shares in street name through a bank, dealer, broker, trust or other nominee should check with such nominee as to whether it will charge any service fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup Federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE OFFER -- Section 5". Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), as Dealer Manager (the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated ("Innisfree"), as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE OFFER -- Section 16".

     The purpose of the Offer is to enable Jones to acquire control of, and ultimately the entire equity interest in, Maxwell. The Offer, as the first step in the acquisition of Maxwell, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Maxwell consummate a second-step merger or similar business combination with Purchaser or another direct or indirect wholly owned subsidiary of Jones (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by Jones or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer. Under the Delaware General Corporation Law (the "DGCL") and the New York Business Corporation Law (the "NYBCL") as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of Maxwell's Board of Directors or Maxwell's stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares, Purchaser would have to obtain approval from Maxwell's stockholders to effect the Proposed Merger.

     Notwithstanding the foregoing, certain terms of the Rights and certain provisions of the DGCL may affect the ability of Jones to obtain control of Maxwell and Purchaser's ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of Maxwell's Board of Directors, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Business Combination Condition, the HSR Condition (each as defined below) and all other conditions set forth in "THE OFFER -- Section 14" are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See "THE OFFER -- Section 11" and "THE OFFER -- Section 14".

     Jones and Purchaser expect, if necessary, to commence a solicitation of written consents from stockholders of Maxwell (the "Consent Solicitation") for the following purposes: (1) to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and any person elected or appointed to Maxwell's Board of Directors by such directors to fill any vacancy on Maxwell's Board of Directors or any newly-created directorships,
(2) to elect five nominees of Purchaser to serve as directors of Maxwell (or, if any such nominee is unable or unwilling to serve as a director of Maxwell, any other person designated as a nominee by the remaining nominee or nominees) (the "Purchaser Nominees") and (3) to repeal each provision of the Maxwell bylaws and amendments thereto, if any, adopted after January 22, 2004 and before the effectiveness of the proposals made pursuant to the Consent Solicitation. Jones and Purchaser have filed a preliminary consent statement with the Securities and Exchange Commission ("SEC") for use in connection with the Consent Solicitation.

     Jones and Purchaser expect, if necessary, to seek to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and replace them with directors who Jones and Purchaser believe will, in their independent judgment and good faith,
(1) consider the Offer and any other alternative proposal and (2) consider, to the extent that it is in the best interest of Maxwell's stockholders, taking action to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger or any alternative proposal) and to approve the Offer and the Proposed Merger or any alternative proposal for purposes of Section 203 of the DGCL. Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Rights Condition and the Business Combination Condition.

     NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON APRIL 8, 2004. NEITHER JONES NOR PURCHASER IS SOLICITING, OR INTENDS TO SOLICIT, PROXIES IN RESPECT OF ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     JONES AND PURCHASER ARE SEEKING TO DISCUSS WITH MAXWELL THE ACQUISITION OF MAXWELL BY PURCHASER. JONES AND PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING, WITHOUT LIMITATION, AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH MAXWELL, OR TO NEGOTIATE A MERGER AGREEMENT WITH MAXWELL NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY JONES, PURCHASER AND MAXWELL.

     The Offer is subject to the fulfillment of certain conditions, including, without limitation, the following:

     The Minimum Tender Condition. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in "THE OFFER -- Section 1") a number of Shares that, together with the Shares then owned by Jones and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of the purchase of Shares pursuant to the Offer (the "Minimum Tender Condition").

     According to Maxwell's Form 10-Q (the "Maxwell 10-Q") for Maxwell's fiscal quarter ended January 31, 2004, as of March 4, 2004, 14,837,806 Shares were issued and outstanding. According to Maxwell's Proxy Statement for Maxwell's 2004 annual meeting of stockholders (the "Maxwell Proxy Statement"), as of February 24, 2004, there were issued and outstanding options to purchase 1,758,651 Shares. Based on Purchaser's examination of Maxwell's publicly filed documents, as of February 24, 2004, there were no other options or any warrants outstanding or rights exercisable for, or securities convertible into, Shares. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options are presently exercisable.

     Based on the foregoing and assuming no Shares have been issued since March 4, 2004 (other than Shares issued pursuant to the exercise of the stock options referred to above), and assuming no options, warrants or rights exercisable for, or securities convertible into, Shares have been issued since February 24, 2004, if 8,298,229 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied.

     The Rights Condition. Consummation of the Offer is conditioned upon Maxwell's Board of Directors redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"). See "THE OFFER -- Section 11".

     The Rights are described in Maxwell's Registration Statement on Form 8-A dated November 6, 1998 (the "Maxwell 8-A"). The terms of the Rights are set forth in the Rights Agreement. According to the Maxwell 8-A, on October 20, 1998, Maxwell's Board of Directors declared a dividend of one Right for each Share outstanding as of November 9, 1998 (and for each Share that becomes outstanding between such date and the Distribution Date (as defined in "THE OFFER -- Section 11")). Each Right entitles the registered holder to purchase from Maxwell one one-thousandth of a share of Maxwell's Series A Junior Participating Preferred Stock (the "Preferred Shares"), at a price of $80 per share (the "Preferred Share Purchase Price"), subject to adjustment. The Rights are transferable only with the Shares until they become exercisable. The Rights will not become exercisable until the Distribution Date and will expire on November 2, 2008 (the "Rights Expiration Date"), unless earlier redeemed by Maxwell as discussed in "THE OFFER -- Section 11".

     Based on information made publicly available by Maxwell, Purchaser believes that, as of March 22, 2004, the Rights are not exercisable, certificates representing the Rights (the "Rights Certificates") have not been issued and the Rights are evidenced by the certificates representing the Shares (the "Share Certificates"). Purchaser believes that, as a result of the commencement of the Offer, the Distribution Date may occur as early as 10 business days following the date of this Offer to Purchase unless Maxwell's Board of Directors determines to postpone the Distribution Date. See "THE OFFER -- Section 11".

     UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN "THE OFFER -- SECTION 3". IF NO DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     Purchaser believes that under the circumstances of the Offer, Maxwell's Board of Directors has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), and Purchaser hereby requests that Maxwell's Board of Directors do so. However, there can be no assurance that Maxwell's Board of Directors will redeem the Rights or amend the Rights Agreement.

     Jones and Purchaser expect, if necessary, to seek to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and replace them with directors who Jones and Purchaser believe will consider, to the extent that it is in the best interest of Maxwell's stockholders, taking action to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger or any alternative proposal). Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Rights Condition.

     The Business Combination Condition. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL will be inapplicable to the Proposed Merger or any other "business combination" (as defined in Section 203 of the DGCL) involving Jones or any of its subsidiaries (including, without limitation, Purchaser) and Maxwell (the "Business Combination Condition").

     Section 203 of the DGCL, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation's outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. See "THE OFFER -- Section 11".

     The Offer is subject to the Business Combination Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, Maxwell's Board of Directors approves the Offer or the Proposed Merger or (2) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Maxwell).

     Purchaser believes that under the circumstances of the Offer, Maxwell's Board of Directors has a fiduciary obligation to approve the Offer and take any other action necessary to render Section 203 of the DGCL inapplicable to the Proposed Merger or other business combination with Maxwell, and Purchaser hereby requests that Maxwell's Board of Directors do so. However, there can be no assurance that Maxwell's Board of Directors will grant such approval or take such action.

     Jones and Purchaser expect, if necessary, to seek to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and replace them with directors who Jones and Purchaser believe will consider, to the extent that it is in the best interest of Maxwell's stockholders, taking action to approve the Offer and the Proposed Merger or any alternative proposal for purposes of Section 203 of the DGCL. Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Business Combination Condition.

     The HSR Condition. Consummation of the Offer is conditioned upon the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") (the "HSR Condition"). Under the HSR Act, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. See "THE OFFER -- Section 15".

     CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DISCUSSED IN "THE OFFER -- SECTION 14". PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SEC TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER, INCLUDING, WITHOUT LIMITATION, THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION AND THE BUSINESS COMBINATION CONDITION. SEE "THE OFFER -- SECTION 1" AND "THE OFFER -- SECTION 14".

     THE OFFER IS NOT CONDITIONED UPON EITHER JONES OR PURCHASER OBTAINING FINANCING.

     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER AND THE CONVERSION OF SHARES PURSUANT TO THE PROPOSED MERGER ARE DISCUSSED IN "THE OFFER -- SECTION 5".

     NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON APRIL 8, 2004. NEITHER JONES NOR PURCHASER IS SOLICITING, OR INTENDS TO SOLICIT, PROXIES IN RESPECT OF ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "THE OFFER -- Section 4" on or prior to the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 19, 2004, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     The Offer is conditioned upon the Minimum Tender Condition, the Rights Condition, the Business Combination Condition, the HSR Condition and all the other conditions set forth in the "THE OFFER -- Section 14". Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive the Minimum Tender Condition, the Rights Condition, the Business Combination Condition or any other condition of the Offer. If any of the Minimum Tender Condition, the Rights Condition, the Business Combination Condition or any of the other conditions set forth in "THE OFFER -- Section 14" has not been satisfied by 12:00 Midnight, New York City time, on Monday, April 19, 2004 (or any other time then set as the Expiration
Date), Purchaser may elect to:

          (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

          (2) subject to complying with applicable rules and regulations of the SEC, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

          (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

     Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

     Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to:

          (1) terminate or amend the Offer if any of the conditions referred to in "THE OFFER -- Section 14" has not been satisfied or upon the occurrence of any of the events specified in "THE OFFER -- Section 14"; or

          (2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "THE OFFER -- Section 4". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m.,

New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including, without limitation, Rule 14d-4(d) under the Exchange Act, which requires that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

     Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

     During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Maxwell consistent with the requirements of the SEC.

     PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID

TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     A request is being made to Maxwell pursuant to Rule 14d-5 under the Exchange Act for the use of Maxwell's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Maxwell with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Maxwell's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by Maxwell. A request is also being made to Maxwell pursuant to
Section 220(b) of the DGCL to inspect Maxwell's stock ledger, a list of Maxwell's stockholders and Maxwell's other books and records.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 3", such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

     Purchaser reserves the right to transfer or assign to one or more of Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. See "THE
OFFER -- Section 14". Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in "THE OFFER -- Section 14" has not been satisfied or upon the occurrence of any of the events specified in "THE OFFER -- Section 14".

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1) the Share Certificates and, if applicable, the Rights Certificates, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "THE OFFER -- Section 3";

          (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

          (3) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS.

     Valid Tender of Shares and Rights. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and Rights, must be received by the Depositary at one of its addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

     UNLESS THE RIGHTS ARE REDEEMED PRIOR TO THE EXPIRATION DATE, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. ACCORDINGLY, IF A DISTRIBUTION DATE HAS OCCURRED AND A STOCKHOLDER HAS SOLD ITS RIGHTS SEPARATELY FROM ITS SHARES AND DOES NOT OTHERWISE ACQUIRE RIGHTS, SUCH STOCKHOLDER MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR THE TENDER OF SHARES.

     Separate Delivery of Rights Certificates. If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq National Market System ("NASDAQ") trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

     If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     If the Share Certificates and Rights Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including, without limitation, if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) within (a) in the case of Shares, three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (x) three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery and
     (y) three business days after the date Rights Certificates are distributed to stockholders, (i) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and Rights, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation) and, after the Distribution Date, Rights Certificates (or a Book-Entry Confirmation, if available), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and Rights and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates (and, if applicable, Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (and, if applicable, Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. Federal income tax laws, payments in connection with the Offer and the Proposed Merger may be subject to "backup withholding" at a rate of 28% unless a stockholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. Federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. Federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Wesley R. Card and Ira M. Dansky, or either of them, and any individual designated by either of them or Purchaser, and each of them individually, as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares, Rights or other securities issued in respect of such Shares or Rights on or after March 22, 2004. All such proxies shall be considered coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that Purchaser accepts for payment such Shares and Rights as provided herein. Upon such appointment, all prior proxies and consents given by such stockholder with respect to such Shares (except for any consents issued under the Consent Solicitation) and Rights and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, Rights and other securities or rights with respect to such Shares, Rights and other securities or rights in respect of any annual, special or adjourned meeting of Maxwell's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares and Rights to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares and Rights, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, Rights and other securities or rights. See "THE OFFER -- Section 11".

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON APRIL 8, 2004. NEITHER JONES NOR PURCHASER IS SOLICITING, OR INTENDS TO SOLICIT, PROXIES IN RESPECT OF ANY MATTER TO BE CONSIDERED AT MAXWELL'S 2004 ANNUAL MEETING. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares (and, if applicable, Rights) will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares (and, if applicable, Rights) of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Jones or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 21, 2004 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares and Rights have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the book-entry transfer procedures as set forth in "THE OFFER -- Section 3", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares or Rights may not be rescinded. Any Shares or Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in "THE OFFER -- Section 3".

     All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Purchaser, Jones or any of their affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in "THE OFFER -- Section 1"), no withdrawal rights will apply to Shares and Rights tendered during such Subsequent Offering Period or to Shares and Rights tendered in the Offer and accepted for payment.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

     The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares and Rights tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares and Rights tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares and Rights are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares and Rights exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for reduced U.S. Federal income tax rates. A stockholder that receives cash in connection with the exercise of its appraisal rights under the DGCL as described herein under "THE OFFER -- Section 11" will generally recognize a capital gain or loss in the same manner. In addition, the ability to use capital losses to offset ordinary income is limited.

     The foregoing discussion may not be applicable with respect to Shares and Rights received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares and Rights who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares and Rights in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

     STOCKHOLDERS OF MAXWELL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     Backup Withholding. Certain noncorporate stockholders of Maxwell may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer and the Proposed Merger (including, without limitation, cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Internal Revenue Service Form W-9 included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding and, when required, demonstrates its exempt status.

     If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. Federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. Federal income tax return. Stockholders of Maxwell should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     According to the Maxwell Form 10-K for Maxwell's fiscal year ended October 31, 2003 (the "Maxwell 10-K"), the Shares are listed and traded principally on NASDAQ under the symbol "MAXS". The following table sets forth, for the periods indicated, the last reported high and low sales prices for the Shares on NASDAQ as reported in the Maxwell 10-K for Maxwell's fiscal years ended October 31, 2002 and October 31, 2003 and as reported by SunGard PowerData(TM)(Tradeline(R)) for Maxwell's fiscal quarter ended January 31, 2004 and Maxwell's fiscal quarter through March 22, 2004.

                                                               LOW      HIGH
                                                              ------   ------
Fiscal Year Ended October 31, 2002
  First Quarter (ended January 31, 2002)....................  $ 9.00   $11.40
  Second Quarter (ended April 30, 2002).....................   10.33    13.47
  Third Quarter (ended July 31, 2002).......................   10.80    16.37
  Fourth Quarter (ended October 31, 2002)...................    9.97    13.35
Fiscal Year Ended October 31, 2003
  First Quarter (ended January 31, 2003)....................   10.74    11.81
  Second Quarter (ended April 30, 2003).....................   10.71    12.20
  Third Quarter (ended July 31, 2003).......................   12.20    14.53
  Fourth Quarter (ended October 31, 2003)...................   12.89    16.00
Fiscal Year Ending October 31, 2004
  First Quarter (ended January 31, 2004)....................   15.12    19.06
  Second Quarter (through March 22, 2004)...................   16.70    22.53

     On February 18, 2004, the day Jones informed Maxwell of its proposal to acquire all the outstanding Shares, the last reported sales price of a Share on NASDAQ was $17.59, and on March 22, 2004, the last trading day prior to the commencement of the Offer, the last reported sales price of a Share on NASDAQ was $22.09. Stockholders are urged to obtain a current market quotation for the Shares.

     Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on NASDAQ, are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach and may trade separately from the Shares. See "THE OFFER -- Section 11". If the Distribution Date occurs and the Rights begin to trade separately from the Shares, stockholders are also urged to obtain a current market quotation for the Rights.

     Dividends. Maxwell has not paid a dividend during the two years prior to the date of this Offer to Purchase. On April 18, 2002, Maxwell's Board of Directors approved a 3 for 2 stock split. If Purchaser acquires control of Maxwell,

Purchaser currently intends that no dividends will be declared on the Shares prior to Purchaser's acquisition of the entire equity interest of Maxwell.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; RIGHTS.

     If the Offer is successful and the Proposed Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights available under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place and a stockholder does not properly perfect its available appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

     NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in NASDAQ, the market for the Shares could be adversely affected. In accordance with NASDAQ's published guidelines, the Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of outstanding Shares (less any Shares held by officers, directors or 10% beneficial owners) were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Maxwell to the SEC if the Shares are neither listed on a national securities exchange nor quoted on NASDAQ and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Maxwell to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to Maxwell. See "THE OFFER --
Section 11". In addition, "affiliates" of Maxwell and persons holding "restricted securities" of Maxwell may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser intends to seek to cause Maxwell to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

     Rights. Under the terms of the Rights Agreement, as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. If the

Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, NASDAQ listing and Exchange Act registration would apply to the Rights in a similar manner.

8.  CERTAIN INFORMATION CONCERNING MAXWELL.

     The information concerning Maxwell contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Jones, Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Maxwell to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Jones, Purchaser, the Dealer Manager, the Information Agent or the Depositary.

     According to the Maxwell 10-K, Maxwell was incorporated in the Commonwealth of Massachusetts in 1976 and changed its state of incorporation to Delaware in 1994. The principal executive offices of Maxwell are located at 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137 and its telephone number is (617) 364-5090. According to the Maxwell 10-K, Maxwell designs, develops and markets casual and dress footwear for women and children under multiple brand names. According to the Maxwell 10-Q for Maxwell's fiscal quarter ended January 31, 2004, as of March 4, 2004, 14,837,806 Shares were issued and outstanding. According to the Maxwell Proxy Statement, as of February 24, 2004, there were issued and outstanding options to purchase 1,758,651 Shares.

     Maxwell is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Maxwell files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

9.  CERTAIN INFORMATION CONCERNING JONES AND PURCHASER.

     Purchaser is an indirect wholly owned subsidiary of Jones organized in 2004 under the laws of the State of New York in order to make the Offer and to take other action in connection therewith. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Proposed Merger and, if necessary, to engage in the Consent Solicitation. Purchaser's principal administrative offices and telephone number are the same as those of Jones. Jones was organized in 1975 under the laws of the Commonwealth of Pennsylvania. Jones's principal administrative offices are located at 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007 and telephone number is (215) 785-4000. Jones is a leading designer and marketer of branded apparel, footwear and accessories.

     Jones is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Jones files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Jones and Purchaser are set forth in Schedule I of this Offer to Purchase.

     On February 23, 2004, Jones acquired 100 Shares at a price of $18.20 per Share in an open market purchase. On February 24, 2004, Jones acquired 100 Shares at a price of $18.77 per Share in an open market purchase and sold 100 Shares at a price of $17.99 per Share in an open market sale. On March 22, 2004, Jones transferred 50 Shares to Purchaser.

10.  BACKGROUND OF THE OFFER; TRANSACTIONS WITH MAXWELL.

     In mid-November 2003, Peter Boneparth, the President and Chief Executive Officer of Jones, contacted Mark J. Cocozza, the Chairman of the Board and Chief Executive Officer of Maxwell, and indicated that Jones was considering pursuing a business combination with Maxwell. Subsequently, Mr. Boneparth and Mr. Cocozza had additional conversations on this subject.

     On February 17, 2004, Mr. Boneparth contacted Mr. Cocozza to further discuss the possibility of a business combination with Maxwell. During the conversation, Mr. Cocozza requested specifics as to the consideration proposed to be paid by Jones.

     On February 18, 2004, representatives of Bear Stearns, on behalf of Jones, contacted Mr. Cocozza to inform him that Jones would be interested in acquiring all of the outstanding Shares of Maxwell at a price of $20.00 per Share in cash. Between February 18, 2004 and February 25, 2004, Maxwell failed to respond to the Jones proposal.

     On February 25, 2004, Mr. Boneparth contacted Mr. Cocozza to inform him that the following letter would be delivered to Mr. Cocozza, which was delivered that morning.

        February 25, 2004

        Mr. Mark J. Cocozza
        Chairman of the Board, Chief Executive Officer
        Maxwell Shoe Company Inc.
        101 Sprague Street
        Boston, MA 02137-0037

        VIA FAX

        Dear Mark:

        As you know from our conversations since mid-November, Jones Apparel Group is very interested in pursuing a business combination with Maxwell. On February 18, 2004, we informed you of Jones's interest in acquiring all of the outstanding shares of Maxwell stock at a price of $20.00 per share in cash. This proposal has been approved by the Jones Board of Directors and is not subject to any financing condition. The purpose of this letter is to confirm our proposal in writing.

        We believe that our proposal provides an outstanding opportunity for your stockholders to maximize the value of their investment in Maxwell. Our proposal represents a premium of approximately 19% over the closing price for Maxwell shares on February 19, 2004, the day after you were informed of our proposal, and an even greater premium on Maxwell's business when adjusted for your significant cash position. We believe that the proposed transaction can be consummated quickly and trust that you will allow your stockholders the opportunity to directly consider our proposal in a timely manner.

        We believe that the proposed transaction would be beneficial not only to the Maxwell stockholders but also to other Maxwell constituencies. As you know, we have a high regard for you and your employees and we believe that you and they will be able to make significant contributions to our combined company. We also believe that the proposed transaction will greatly benefit the customers of both Maxwell and Jones.

        Jones would very much like to move forward with you on a cooperative basis. To that end, we and our advisors are eager to meet with you and your advisors as soon as possible to expeditiously effectuate the proposed transaction. Working together, I do not anticipate any difficulties in finalizing the details, and I am confident we can conclude a definitive agreement very quickly.

        Since February 19, your stock price has risen over nine percent on higher than average volume. While we are not aware of any leak of our discussions from either of our companies, given the recent trading trends in Maxwell stock we have determined that it is appropriate to publicly announce our proposal and the contents of this letter.

        I believe our proposal represents an exciting opportunity for the stockholders, employees and customers of Maxwell and will contact you shortly to discuss next steps for proceeding with the proposed transaction.

        Very truly yours,

        /s/ PETER BONEPARTH
        --------------------------------------------
        Peter Boneparth
        Chief Executive Officer

     Also on February 25, 2004, Jones issued the following press release indicating that it had made a proposal to acquire all of the outstanding Shares of Maxwell at a price of $20.00 per Share in cash. Included within the press release was a copy of the letter described above.

        News Release

        For Immediate Release

        JONES APPAREL GROUP, INC. PROPOSES TO PURCHASE MAXWELL SHOE COMPANY INC. FOR $20 PER SHARE IN CASH

        * Provides Attractive Premium to Maxwell Shoe Shareholders

        * Strategically Complements Jones Apparel's Existing Footwear Business

        * Consolidates the Highly-Recognizable AK Anne Klein Apparel and Footwear Brands

        NEW YORK, NEW YORK -- February 25, 2004 -- Jones Apparel Group, Inc. (NYSE: JNY) today announced that it has made an all-cash proposal to Maxwell Shoe Company Inc. (Nasdaq: MAXS) to purchase 100% of Maxwell's outstanding common stock for $20 per share, or an aggregate equity value of approximately $300 million.

        Peter Boneparth, Chief Executive Officer, stated, "Maxwell's portfolio of footwear brands, which includes AK Anne Klein, targets price points from moderate through bridge categories, and provides a perfect complement to our existing footwear business. We also believe there are many strategic benefits to consolidating our AK Anne Klein apparel business with Maxwell's AK Anne Klein footwear business. In addition, this transaction would further broaden our footwear brand portfolio and leverage the infrastructure of our footwear business, creating compelling long-term strategic and financial benefits for our shareholders."

        AK Anne Klein footwear is under license from Jones Apparel as a result of Jones's acquisition of Kasper A.S.L., Ltd. on December 1, 2003.

        Mr. Boneparth continued, "The management team of Maxwell Shoe Company has done a wonderful job in building a business, with approximately $225 million in annual net revenues. Our decision to make this proposal represents the continuation of a cooperative dialogue that began during the last quarter of 2003. We believe this is a fair and well-priced proposal that represents an historic high for the stock and significant value for Maxwell Shoe shareholders. We look forward to working constructively with Maxwell's board and management to promptly conclude this transaction."

        Wesley Card, Chief Operating and Financial Officer, commented, "This transaction meets all of our disciplined acquisition criteria, which include: highly-recognizable brands, diversified distribution channels, excellent management team, and strong financial metrics. We believe our proposal is fairly valued, especially considering Maxwell's large cash position. We anticipate this acquisition to be accretive to our financial results during its first full fiscal year as part of Jones Apparel. It is premature to comment on its impact to our 2004 results given the many uncertainties surrounding timing, non-cash purchase accounting charges and potential non-recurring items. Our strong financial position and liquidity allows us to make this proposal on an all-cash basis."

        Attached is the full text of the letter delivered earlier today to Mark
        J. Cocozza, Chairman of the Board and Chief Executive Officer of Maxwell Shoe Company Inc.

        The Company will host a conference call with management to discuss this strategic opportunity at 11:00 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com. A replay of the conference call is available through March 4 by dialing 877-344-7529 -- enter account 928 and conference 338880.

        Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

        Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones Apparel and Maxwell Shoe not being integrated successfully, (2) expected combination benefits from a Jones Apparel/Maxwell Shoe transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

     On February 25, 2004, Maxwell issued a press release requesting that stockholders of Maxwell take no action with respect to the Jones proposal at such time.

     On February 26, 2004, Maxwell issued a press release indicating that it had retained Gibson, Dunn & Crutcher LLP, as legal counsel, and Lehman Brothers Inc., as financial advisor, in connection with the Jones proposal.

     Between February 26, 2004 and March 12, 2004, there were several discussions between representatives of Jones and representatives of Maxwell in which the Jones representatives requested that the Maxwell representatives meet with Jones to discuss the Jones proposal. In each case the Maxwell representatives rejected the request of the Jones representatives.

     On March 12, 2004, Maxwell issued the following press release and Mr. Cocozza delivered the accompanying letter to Mr. Boneparth indicating that Maxwell's Board of Directors had unanimously determined to reject the Jones proposal to acquire all of the outstanding Shares of Maxwell for $20.00 per Share in cash and to refuse to meet with Jones to discuss that proposal.

        MAXWELL SHOE COMPANY BOARD OF DIRECTORS REJECTS JONES APPAREL GROUP'S UNSOLICITED PROPOSAL

        HYDE PARK, Mass. -- March 12, 2004 -- Maxwell Shoe Company Inc. (NASDAQ:
        MAXS) announced today that its Board of Directors has unanimously determined to reject Jones Apparel Group, Inc.'s (NYSE: JNY) unsolicited proposal to acquire all of the outstanding shares of Maxwell Shoe Company common stock for $20.00 per share in cash.

        After careful consideration, including consultation with independent financial and legal advisors, the Maxwell Shoe Company Board of Directors concluded that Jones's proposal was financially inadequate and not in the best interest of Maxwell Shoe Company stockholders. The Board noted its belief that the proposal significantly undervalues the strength and diversity of Maxwell Shoe Company's portfolio of brands and future growth opportunities, and is not consistent with the Board's objective of enhancing stockholder value.

        "Maxwell Shoe Company's Board and management are focused on building value for our stockholders and, in our view, Jones's proposal does not recognize the value of our Company. Notably, the marketplace appears to agree," said Mark Cocozza, Maxwell Shoe Company's Chairman and Chief Executive Officer.

        "Maxwell Shoe Company is one of the industry's leading footwear manufacturers, with an undisputed track record of delivering on its promises. For 17 consecutive quarters, we have either met, or beat expectations, and we expect 2004 to be another year of industry leading performance. Our portfolio of recognized brands covers a wide variety of footwear categories, distribution channels and price points, making Maxwell Shoe Company a destination resource for retailers. We have an exciting future and are committed to building upon our strengths to grow the Company for the benefit of our stockholders," continued Mr. Cocozza.

        In making its determination to reject Jones's proposal, Maxwell Shoe Company's Board of Directors considered, among other things, that:

        - The Company's independent financial advisors, Lehman Brothers Inc., issued an opinion stating that Jones's proposal is inadequate to the Company's stockholders from a financial point of view;

        - The Company's Board of Directors and senior leadership team believe that they can create stockholder value in excess of Jones's proposal through the continued execution of its current strategy;

        - Jones's proposal price represents a premium of only 8.7% over the $18.40 closing price of Maxwell Shoe Company's common stock the day before Jones publicly announced its proposal on February 25, 2004;

        - Jones's proposal price is well below the current market price of Maxwell Shoe Company's common stock. As of March 11, 2004, Maxwell Shoe Company's stock price closed at $22.20 per share, over $2.00 per share, or 11%, higher than Jones's proposal;

        - On March 2, 2004, the Company reported record first quarter net sales and earnings, and increased its guidance for fiscal 2004; and

        - Jones's proposal does not adequately compensate Maxwell Shoe Company stockholders for transferring control of the Company to Jones, or for the value of the synergies that the Board believes Jones would be likely to realize if a transaction were consummated.

        The Maxwell Shoe Company Board believes that the Company can create value for its stockholders in excess of Jones's proposal through the continued execution of its strategic plan. Key elements of the plan include:

        - Growing the Company's Existing Brands. Since implementing its branded footwear strategy over 20 years ago, Maxwell Shoe Company has consistently achieved annual increases in net sales. The Company believes that its talented design team and disciplined operating focus, combined with a unique ability to correctly interpret footwear trends, will provide a powerful platform for continued growth -- leading to stronger relationships with existing customers and new retail opportunities.

        - Expanding The Company's Portfolio Of Brands. Maxwell Shoe Company has an established track record of integrating and developing footwear brands, as exemplified by the growth in its newest product lines and the growth achieved in its more established brands. To further diversify its brand portfolio and extend its footwear reach, Maxwell Shoe Company will continue to explore license and acquisition opportunities that leverage its core competencies. With its strong balance sheet and financial discipline, Maxwell Shoe Company is well positioned to capture additional growth opportunities as they become available.

        As previously announced on March 2, 2004, the Company achieved record first-quarter net sales and earnings and increased its guidance for fiscal 2004. In the quarter ending January 31, 2004, net sales increased 17.3%, operating income rose 41.0%, net income grew 35.0% and diluted earnings per share increased 31.0%. Based on this strong performance, the Company raised its fiscal 2004 earnings per share guidance to $1.18 to $1.22, from its previous guidance of $1.02 to $1.06.

        It also raised its guidance for net sales to $250 million to $255 million, from its previous guidance of $235 million to $240 million.

        Mr. Cocozza continued, "Our year-end and first quarter results demonstrate that we are executing on our strategies and creating momentum for the company going forward. We believe that our strong brands and proven growth strategies will enable us to deliver value to our stockholders substantially in excess of Jones's proposal."

        Following is a letter sent today from Maxwell Shoe Company Chairman and Chief Executive Officer Mark Cocozza to Peter Boneparth, President and Chief Executive Officer of Jones Apparel Group.

        March 12, 2004

        Mr. Peter Boneparth
        President and Chief Executive Officer
        Jones Apparel Group, Inc.
        250 Rittenhouse Circle
        Bristol, Pennsylvania 19007

        Dear Peter:

        The Board of Directors of Maxwell Shoe Company has met to consider and discuss Jones Apparel Group's proposal to acquire all of the outstanding shares of the Company for $20 per share in cash.

        After careful consideration, including a thorough review of the proposal with independent financial and legal advisors, the Board has determined to reject your proposal and not to pursue discussions with Jones. Simply put, the Board has unanimously concluded that Jones's proposal is financially inadequate and fails to provide our stockholders with the value they deserve. Jones's proposal significantly undervalues our premier franchise in the footwear industry, does not reflect the true value of our unique market position and business prospects, and is not consistent with the Board's objective of enhancing stockholder value.

        As you are no doubt aware, 2003 was a banner year for our Company. Sales and earnings were the best in our history. We achieved a 130 basis point increase in operating margins, while continuing to strengthen the balance sheet. Backlog reached an all-time high, reflecting growth in each of our brands and private-label offerings. This performance validates our branded footwear strategy and demonstrates our solid operating skills.

        Through the hard work of our entire team, the momentum achieved last year continued into the first quarter of 2004, with all five of our brands delivering increased sales and market share gains. The success and popularity of our brands has afforded us new growth opportunities, such as product line extensions and further expansion at retail. As a result of our strong performance and positive backlog, we increased our guidance for Fiscal 2004 sales and earnings and now expect 2004 diluted earnings per share to be in the range of $1.18 to $1.22 -- an increase of over 20% from the record earnings we achieved last year.

        We are confident in our ability to fully realize the value of Maxwell Shoe Company. We have an outstanding employee base and a trusted and seasoned senior management team, and we are well positioned to generate sustainable earnings and sales growth. As 2004 unfolds, we remain focused on continuing to deliver on our promises to stockholders and customers alike.

        Sincerely,

        /s/ MARK COCOZZA
        -----------------------------------------------------
        Mark Cocozza
        Chairman and Chief Executive Officer

        Lehman Brothers Inc. is serving as financial advisor to Maxwell Shoe Company and Gibson, Dunn & Crutcher LLP is serving as legal counsel.

        About Maxwell Shoe Company

        Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include AK ANNE KLEIN(R), DOCKERS(R) FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

        Forward Looking Statement

        Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture the Company's goods. The information contained in the press release was accurate only as of the date issued. Investors should not assume that the statements made in this document remain operative at a later time. Maxwell Shoe Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

        Company Contact:                 Contact: Richard J. Bakos
                                         Chief Financial Officer
                                         Maxwell Shoe Company
                                         (617) 333-4007
        Investors:                       Lex Flesher
                                         MacKenzie Partners, Inc.
                                         (212) 929-5397
                                         Allison Malkin
                                         Integrated Corporate Relations
                                         (203) 222-9013
        Media:                           Dan Katcher/Barrett Godsey
                                         Joele Frank, Wilkinson Brimmer Katcher
                                         (212) 355-4449

     In the morning of March 12, 2004, Mr. Cocozza telephoned Mr. Boneparth and left a message requesting that Mr. Boneparth return the call that afternoon. Later in the afternoon on March 12, 2004, Mr. Boneparth returned Mr. Cocozza's telephone call. During the conversation, Mr. Cocozza reiterated the decision of Maxwell's Board of Directors contained in Maxwell's press release and accompanying letter to Jones.

     On March 23, 2004, Purchaser issued the following press release and commenced the Offer:

        FOR IMMEDIATE RELEASE
        JONES APPAREL GROUP, INC.
        Contacts:  Wesley R. Card, Chief Operating and Financial Officer
                 Anita Britt, Executive Vice President Finance
                 (215) 785-4000

              JONES APPAREL GROUP COMMENCES TENDER OFFER FOR MAXWELL SHOE
          PRELIMINARY CONSENT SOLICITATION DOCUMENTS TO BE FILED WITH THE SEC
                                         TODAY

        NEW YORK, NEW YORK -- March 23, 2004 -- Jones Apparel Group, Inc. (NYSE:JNY) ("Jones") today announced that MSC Acquisition Corp., an indirect wholly owned subsidiary of Jones ("MSC"), commenced a tender offer for all of the outstanding shares of Class A Common Stock of Maxwell Shoe Company Inc. (NasdaqNM:MAXS) ("Maxwell") at a price of $20 per share in cash.

        Based on the latest publicly available information, as of March 4, 2004, Maxwell had approximately 14.8 million shares of Class A Common Stock outstanding, giving the transaction a total equity value (excluding stock options) of approximately $297 million.

        Jones also announced that Jones and MSC are filing today with the Securities and Exchange Commission a preliminary consent solicitation statement relating to the solicitation of written consents from Maxwell stockholders to take certain actions to facilitate the tender offer, including nominating five highly qualified individuals to replace the members of Maxwell's Board of Directors.

        Peter Boneparth, Chief Executive Officer of Jones, stated, "While we still prefer to move forward with Maxwell on a cooperative basis, Maxwell's refusal to meet with us to discuss our proposal has left us no choice but to take our offer directly to Maxwell's stockholders -- the owners of the company. Maxwell's stockholders will now have the opportunity to decide the future of their company for themselves. This offer provides an outstanding opportunity for Maxwell's stockholders to maximize the value of their investment in Maxwell. It represents a premium of approximately 19% over the closing price for Maxwell shares on February 19, 2004, the day after we informed Maxwell of our initial proposal, and an even greater premium on Maxwell's business when adjusted for its significant cash position."

        The tender offer and withdrawal rights are scheduled to expire at 12:00 Midnight, New York time, on April 19, 2004, unless extended.

        Following completion of the tender offer, Jones intends to consummate a second-step merger in which all remaining Maxwell stockholders will receive the same cash price paid in the tender offer, subject to any available appraisal rights under Delaware law.

        The offer is not conditioned upon financing. The tender offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the offer a number of shares of Class A Common Stock, par value $.01 per share, together with the associated preferred stock purchase rights (together, the "shares"), of Maxwell that, together with the shares then owned by Jones and its subsidiaries, would represent at least a majority of the total number of outstanding shares on a fully diluted basis, (2) Maxwell's Board of Directors redeeming the preferred stock purchase rights or MSC being satisfied, in its sole discretion, that the preferred stock purchase rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger described herein, (3) MSC being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law will be inapplicable to the proposed second-step merger or any other business combination involving Jones or any of its subsidiaries and Maxwell and (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The complete terms and conditions of the tender offer are contained in the Offer to Purchase included in the tender offer statement to be filed today with the Securities and Exchange Commission.

        Bear, Stearns & Co. Inc. is acting as Dealer Manager for the tender offer and Innisfree M&A Incorporated is acting as Information Agent for the offer.

        Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

        Certain statements herein are forward-looking statements. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones and Maxwell not being integrated successfully,
        (2) expected combination benefits from a Jones/Maxwell transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

        This release does not constitute a solicitation of proxies in connection with any matter to be considered at Maxwell's 2004 annual meeting of stockholders. Neither Jones nor MSC is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Maxwell's 2004 annual meeting.

        Jones is scheduled to present at the Merrill Lynch Retailing Leaders conference today at 8:40 am eastern time. The presentation will be webcast and made available through April 5, and is accessible through the Company's website at www.jny.com.

          IMPORTANT INFORMATION REGARDING THE TENDER OFFER

        MSC, a wholly owned subsidiary of Jones, has commenced a tender offer for all the outstanding shares of Class A Common Stock of Maxwell at $20 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on April 19, 2004. MSC may extend the offer and currently expects that the offer will be extended until the principal conditions to the offer, which are described in the Offer to Purchase forming part of MSC's tender offer statement, are satisfied.

        If the offer is extended, MSC will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the next business day following the date the offer was scheduled to expire.

        Investors and security holders are urged to read the disclosure documents that will be filed later today with the Securities and Exchange Commission, including the tender offer statement, regarding the proposed Jones/ Maxwell transaction referenced in the foregoing information, because they will contain important information. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

          IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION

        Investors and security holders are also urged to read the consent solicitation statement relating to the solicitation of consents of Maxwell's stockholders when it becomes available, because it will contain important information. Jones will file a preliminary consent solicitation statement later today with the SEC and will file a definitive consent solicitation statement as soon as practicable thereafter. Investors and security holders may obtain a free copy of the preliminary consent solicitation statement, the definitive consent solicitation statement (when it is available) and other documents that Jones files with the SEC at its web site at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007,
        Attention: Chief Operating and Financial Officer.

          CERTAIN INFORMATION CONCERNING PARTICIPANTS

        Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in a Schedule 14A which will be filed with the SEC later today.

TRANSACTIONS WITH MAXWELL.

     Jones Investment Co. Inc. ("JIC"), a wholly owned subsidiary of Jones, and Maxwell are parties to a license agreement granting Maxwell certain exclusive licensed rights to use certain trademarks (consisting of the AK Anne Klein, Kasper, Albert Nipon and other related trademarks, the "Marks") in connection with the manufacture, advertising, promotion, distribution and sale of women's footwear in approved retail channels in the United States and, with respect to licensed products bearing the Kasper and Nipon trademarks, Canada and Puerto Rico. JIC has also granted Maxwell a revocable right to sell licensed products bearing the AK Anne Klein trademark to specified channels and accounts in Canada and Puerto Rico. The license is currently effective until December 31, 2007, but Maxwell has the right, subject to certain conditions in the license agreement, to extend the term of the license agreement to December 31, 2012.

     Maxwell pays JIC a royalty on all net sales of such footwear licensed under the license agreement and is responsible for a guaranteed minimum royalty payment to JIC during each year of the agreement. Based on information made publicly available by Maxwell, Maxwell's net sales relating to the Marks for Maxwell's fiscal quarter ended January 31, 2004 and for Maxwell's fiscal years ended October 31, 2003 and October 31, 2002 were $17.3 million, $75.1 million and $64.1 million, respectively.

     The license agreement provides that if Maxwell contemplates the sale or other disposition of a controlling share of its business or assets related to the subject matter of the agreement, including, without limitation, through a sale of stock (but not including (1) a sale or disposition in which Maxwell's management is an equity participant in the acquiring party, (2) sales that occur in the ordinary course of public trading or (3) sales to or other stock distributions through Maxwell's employee benefit plans), JIC may terminate the agreement if it does not approve the proposed transaction and Maxwell nevertheless elects to transfer ownership or control of its business or assets related to the subject matter of the license agreement. Upon such a termination, the parties are to negotiate the timing of such termination. The license agreement provides that the foregoing termination right does not arise if the business or assets sold by Maxwell do not relate to the license agreement and if such sale does not, directly or indirectly, constitute a sale or transfer of the license agreement or Maxwell's rights thereunder or interfere with Maxwell's ability to carry out its material obligations thereunder.

     Maxwell has filed a redacted version of the license agreement described above as an exhibit to the Maxwell 10-K. A copy of that redacted version is filed as Exhibit (d) to the Schedule TO filed by Jones and Purchaser with the SEC in connection with the Offer on March 23, 2004 pursuant to Rule 14d-3 under the Exchange Act. Reference is made to such Exhibit for a more complete description of the terms and conditions of the license agreement.

     In the ordinary course of business, certain Jones subsidiaries purchase licensed footwear from Maxwell.

11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; THE RIGHTS CONDITION; THE BUSINESS COMBINATION CONDITION; APPRAISAL RIGHTS; "GOING-PRIVATE" TRANSACTIONS.

     General. The purpose of the Offer is to enable Jones to acquire control of, and ultimately the entire equity interest in, Maxwell. Purchaser presently intends, as soon as practicable following consummation of the Offer, to cause the entire Maxwell Board of Directors to be comprised solely of its nominees and to cause Maxwell to consummate the Proposed Merger.

     Jones and Purchaser currently intend to pursue the Proposed Merger promptly following consummation of the Offer. Jones and Purchaser, however, reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving Maxwell in which the Shares not owned by Jones or its subsidiaries (including, without limitation, Purchaser) would be converted into or exchanged for cash, shares of Jones common stock and/or other securities or consideration.

     At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Jones or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

     If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Maxwell, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

     In connection with the Offer, Jones and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that Purchaser acquires Maxwell. After consummation of the Offer and the Proposed Merger, Jones currently intends to incorporate the product offerings of Maxwell into the product offerings of Jones. If Purchaser acquires Maxwell or otherwise obtains access to the books and records of Maxwell, Jones and Purchaser intend to conduct a detailed review of Maxwell and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in Maxwell's business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy. After Purchaser acquires Maxwell, it is possible that Jones will cause Maxwell to distribute cash or other assets to Jones and one or more of its subsidiaries.

     The Proposed Merger. Under the DGCL and the NYBCL as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of Maxwell's Board of Directors or Maxwell's stockholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares, then under the DGCL and the NYBCL as currently in effect, the Proposed Merger would require the adoption of a plan of merger by Maxwell's Board of Directors and the approval of the holders of a majority of the outstanding Shares. Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders, assuming approval by Maxwell's Board of Directors and satisfaction of the Business Combination Condition. The treatment of Shares for Maxwell's stockholders who properly perfect their appraisal rights if the proposed second-step merger does take place is discussed in "APPRAISAL RIGHTS" below.

     Notwithstanding the foregoing, certain terms of the Rights and certain provisions of the DGCL may affect the ability of Jones to obtain control of Maxwell and Purchaser's ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of Maxwell's Board of Directors, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Business Combination Condition, the HSR Condition and all other conditions set forth in "THE OFFER -- Section 14" are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See "THE OFFER -- Section 11" and "THE OFFER -- Section 14".

     Set forth below are certain factors that may affect the ability of Jones to obtain control of Maxwell and to cause Maxwell to consummate the Proposed Merger.

     The Rights Condition. Consummation of the Offer is conditioned upon Maxwell's Board of Directors redeeming the Rights, or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger. The following summary is qualified in its entirety by reference to the Rights Agreement.

     The Rights are described in the Maxwell 8-A. The terms of the Rights are set forth in the Rights Agreement. According to the Maxwell 8-A, on October 20, 1998, Maxwell's Board of Directors declared a dividend of one Right for each Share outstanding as of November 9, 1998 (and for each Share that becomes outstanding between such date and the

Distribution Date). Each Right entitles the registered holder to purchase from Maxwell one one-thousandth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment. The Rights are transferable only with the Shares until they become exercisable. The Rights will not become exercisable until the Distribution Date and will expire on the Rights Expiration Date, unless earlier redeemed by Maxwell.

     Under the Rights Agreement, the "Distribution Date" will occur upon the earliest of (1) the tenth business day (or such later day as shall be designated by Maxwell's Board of Directors) following the date of the commencement of, or the first public announcement of the intent of any person, other than certain exempt persons, to commence a tender offer or exchange offer, the consummation of which would cause any person to be the beneficial owner of 15% or more of the outstanding Shares (a "15% Stockholder"); (2) the date of the first Flip-In Event (as defined below) and (3) the date of the first Flip-Over Event (as defined below).

     A "Flip-In Event" means the event whereby a person has become a 15% Stockholder and neither the Redemption Date (as defined below) nor the Rights Expiration Date shall have occurred prior to the tenth business day following the existence of a 15% Stockholder. The "Redemption Date" means the date of the action of Maxwell's Board of Directors authorizing and directing the redemption of the Rights.

     A "Flip-Over Event" means any event whereby, at any time on or after the date of first public announcement that a person has become a 15% Stockholder (such date, the "15% Ownership Date") and prior to the earlier of the Redemption Date or the Rights Expiration Date, (1) Maxwell shall, directly or indirectly, consolidate with or merge with and into any other person and Maxwell shall not be the continuing or surviving corporation in such consolidation or merger, (2) any person shall, directly or indirectly, consolidate with or merge with and into Maxwell and Maxwell shall be the continuing or surviving corporation in such merger and, in connection with such merger, all or part of the Class A Common Stock of Maxwell shall be changed into or exchanged for stock or other securities of any person or cash or any other property, or (3) Maxwell and/or any one or more of its subsidiaries shall, directly or indirectly, sell or otherwise transfer, in one or more transactions (other than transactions in the ordinary course of business), assets or earning power aggregating more than 50% of the assets or earning power of Maxwell and its subsidiaries (taken as a whole) to any person or persons other than Maxwell or one or more of its wholly owned subsidiaries. The persons described in clauses (1), (2) and (3) above are collectively referred to as the "Surviving Person."

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred only in connection with the transfer of Shares. From and after the Distribution Date, the Rights will separate from the Shares and the Share Certificates. The Rights Agreement further provides that as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and from and after the Distribution Date, the Rights will be evidenced solely by such separate Rights Certificates. The Rights Agreement provides that from and after the Distribution Date, each Right (other than those that have become void) will be exercisable to purchase one one-thousandth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment.

     The Rights Agreement provides that from and after the close of business following the occurrence of a Flip-In Event, each Right (other than a Right that has become void) will be exercisable to purchase, at the then current exercise price of the Right, Shares having a market value equal to two times the then current exercise price of the Right. The Rights Agreement further provides that, on or after the occurrence of a Flip-Over Event, each Right (other than a Right that has become void) will thereafter be exercisable to purchase, at the then current exercise price of the Right, shares of common stock of the Surviving Person having an aggregate market value equal to two times the then current exercise price of the Right.

     Upon the occurrence of a Flip-In Event or a Flip-Over Event, any Rights that are or were beneficially owned by any 15% Stockholder immediately become null and void.

     The Preferred Share Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

     Until the earliest of (1) the date of the first Flip-In Event, (2) the date of the first Flip-Over Event and (3) the Rights Expiration Date, Maxwell's Board of Directors may redeem all, but not less than all, Rights at a price of $.001 per Right, as adjusted.

     From and after the earlier of the date of the first Flip-In Event or the date of the first Flip-Over Event and prior to the earlier of the Redemption Date or the Rights Expiration Date, Maxwell may not (1) issue or sell, or permit any of its subsidiaries to issue or sell, to a 15% Stockholder or the Surviving Person, or any affiliate or associate of a 15% Stockholder (a) any rights, options, warrants or convertible securities on terms similar to, or that materially adversely affect the value of, the Rights or (b) preferred shares, Shares or shares of any other class of capital stock, if such sale is intended to or would materially adversely affect the value of the Rights, or (2) take any other action that is intended to or would materially adversely affect the value of the Rights.

     Maxwell's Board of Directors may, from time to time, without the approval of any holders of Rights, supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights; provided, however, that from and after the earliest of
(1) the date of the first Flip-In Event, (2) the date of the first Flip-Over Event, (3) the Redemption Date or (4) the Rights Expiration Date, the Rights Agreement may not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 15% Stockholder or the Surviving Person.

     The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to receive dividends, when and if declared, in an amount equal to the greater of (1) $.25 and (2) an aggregate dividend of 1,000 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to $1,000 per Preferred Share. Each Preferred Share has 1,000 votes per share, and votes together with the Shares. In the event of any merger, consolidation or other transaction in which the Shares are changed or exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Share.

     Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Share.

     Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

     Jones and Purchaser expect, if necessary, to seek to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and replace them with directors who Jones and Purchaser believe will consider, to the extent that it is in the best interest of Maxwell's stockholders, taking action to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger or any alternative proposal). Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Rights Condition.

     The Business Combination Condition. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL ("Section 203") will be inapplicable to the Proposed Merger or any other "business combination" (as defined in Section 203) involving Jones or any of its subsidiaries (including, without limitation, Purchaser) and Maxwell.

     Section 203 could significantly delay Jones's ability to acquire the entire equity interest in Maxwell. Section 203, in general, prevents an "interested stockholder" (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation's outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

     The Offer is subject to the Business Combination Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, Maxwell's Board of Directors approves the Offer or the Proposed Merger or (2) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Maxwell).

     Jones and Purchaser expect, if necessary, to seek to remove each member of Maxwell's Board of Directors who is elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004 and replace them with directors who Jones and Purchaser believe will consider, to the extent that it is in the best interest of Maxwell's stockholders, taking action to approve the Offer and the Proposed Merger or any alternative proposal for purposes of Section 203. Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Business Combination Condition.

     Appraisal Rights. Stockholders of Maxwell do not have appraisal rights as a result of the Offer. However, if a merger (including, without limitation, the Proposed Merger) involving Maxwell is consummated on the terms currently contemplated, stockholders of Maxwell who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the "Dissenting Shares"). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the highest price paid per Share pursuant to the Offer. A stockholder may withdraw his demand for appraisal by delivering to Purchaser and Jones a written withdrawal of his demand for appraisal and acceptance of the merger.

     Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     "Going-Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Maxwell and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

     The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

12.  SOURCE AND AMOUNT OF FUNDS.

     Purchaser estimates that the total amount of funds required to acquire, pursuant to the Offer, the number of Shares that are outstanding on a fully diluted basis and to pay related fees and expenses, including, without limitation, fees and expenses of professional advisors and printing and mailing costs, will be approximately $336.4 million. See "THE OFFER -- Section 16". Purchaser currently expects to obtain the cash funds required to consummate the Offer through capital contributions or advances made by Jones. Jones currently expects to obtain such cash funds from either cash on hand and/or its existing credit facilities.

     As of February 28, 2004, Jones had cash on hand of approximately $36.1 million. In addition, as of March 22, 2004, Jones had two credit agreements with several lending institutions providing aggregate borrowing capacity of up to $1.4 billion (the "Senior Credit Facilities"). The Senior Credit Facilities, of which the entire amount is available for letters of credit or cash borrowings, consist of (1) a $700.0 million three-year revolving credit facility, dated as of June 10, 2003 (the "Three-Year Facility"), by and among Jones Apparel Group USA, Inc., the additional obligors referred to therein, the lenders referred to therein, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank and Citibank, N.A., as Syndication Agents and Fleet National Bank and Bank of America, N.A., as Documentation Agents and (2) a $700.0 million five-year revolving credit facility, dated as of June 15, 1999, as amended, (the "Five-Year Facility"), among Jones Apparel Group USA, Inc., the additional obligors referred to therein, the lenders referred to therein, Wachovia Bank, National Association (as successor to First Union National Bank), as Administrative Agent, JPMorgan Chase Bank (as successor to The Chase Manhattan Bank) and Citibank, N.A., as Syndication Agents and Bank of America, N.A. (as successor to Nationsbank, N.A.), as Documentation Agent. As of February 28, 2004, approximately $246.0 million was outstanding under the Three-Year Facility (comprised solely of outstanding letters of credit) and approximately $345.5 million was outstanding under the Five-Year Facility (comprised solely of outstanding loans). The Three-Year Facility expires on June 10, 2006 and the Five-Year Facility expires on June 15, 2004.

     Each of the Three-Year Facility and the Five-Year Facility bears interest, at the option of the borrower, at (1) the higher of (a) Wachovia Bank, N.A.'s prime rate and (b) the sum of the rate equal to the Federal funds rate plus 1/2 of 1%, plus (2) a margin which fluctuates based on the relevant credit ratings assigned by Moody's and Standard & Poor's from time to time, or (3) a rate based on certain rates offered for U.S. dollar deposits in the Eurodollar interbank market plus a margin which fluctuates based on the relevant credit ratings assigned by Moody's and Standard & Poor's from time to time.

     The Senior Credit Facilities are unsecured and require Jones and certain of its subsidiaries to satisfy (1) an interest coverage ratio and (2) a net worth maintenance covenant. The Senior Credit Facilities contain, other covenants, including, without limitation, limitations on Jones's and certain of its affiliates' ability to incur additional indebtedness, incur liens, make certain investments, engage in certain mergers, sell assets, pay dividends or make certain payments to affiliates. Each of these covenants is subject to certain exceptions. The Senior Credit Facilities contain representations and warranties customary for credit facilities of their kind, the accuracy of which is a condition to borrowings thereunder. The Senior Credit Facilities do not contain limitations on the ability to use borrowings thereunder in connection with the Offer or the Proposed Merger.

     Borrowings incurred in connection with the Offer or the Proposed Merger may be refinanced or repaid from funds generated internally by Jones and its affiliates (including, without limitation, after consummation of any merger or other business combination that may be proposed with respect to Maxwell, existing cash balances of, and funds generated by, Maxwell) or other sources, which may include, without limitation, the proceeds of the sale of securities. No decision has been made concerning this matter, and decisions will be made based on Jones's review from time to time of the advisability of selling particular securities as well as on interest rates and other economic conditions.

     Copies of the Three-Year Facility and the Five-Year Facility are filed as Exhibit (b)(1) and Exhibit (b)(2), respectively, to the Schedule TO filed by Jones and Purchaser with the SEC in connection with the Offer on March 23, 2004 pursuant to Rule 14d-3 under the Exchange Act. Reference is made to such Exhibits for a more complete description of the terms and conditions of the Senior Credit Facilities.

     THE OFFER IS NOT CONDITIONED ON EITHER JONES OR PURCHASER OBTAINING FINANCING.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If, on or after March 22, 2004, Maxwell (1) splits, combines or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares (other than pursuant to the terms of any director or employee stock options outstanding as of February 24, 2004), or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken any such action, then, without prejudice to Purchaser's rights under "THE
OFFER -- Section 14", Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

     If, on or after March 22, 2004, Maxwell declares or pays any dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, or voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Maxwell's stock transfer records, then, subject to the provisions of "THE OFFER -- Section 14", (1) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.  CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of Purchaser, (1) at or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Rights Condition or the Business Combination Condition has not been satisfied, or (2) at any time on or after March 22, 2004, and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by Purchaser to have occurred:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, Jones or any other affiliate of Jones or the consummation by Purchaser, Jones or any other affiliate of Jones of the Proposed Merger or any other business combination with Maxwell, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business

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

     combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, Jones or any other affiliate of Jones of all or any portion of the business or assets of Maxwell and its subsidiaries or of Jones or its affiliates, or to compel Purchaser, Jones or any other affiliate of Jones to dispose of or hold separate all or any portion of the business or assets of Jones or its affiliates or Maxwell or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, Jones or any other affiliate of Jones to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, Jones or any other affiliate of Jones effectively to exercise full rights of ownership of the Shares or Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to Maxwell's stockholders, (4) seeking to require divestiture by Purchaser, Jones or any other affiliate of Jones of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Purchaser, Jones or any other affiliate of Jones as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with Maxwell, (6) which otherwise, in the sole judgment of Purchaser, might materially adversely affect Purchaser, Jones or any other affiliate of Jones or the value of the Shares or (7) in the sole judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Maxwell or any of its subsidiaries;

          (b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser, Jones or any other affiliate of Jones or (2) to the Offer or the Proposed Merger or other business combination by Purchaser, Jones or any other affiliate of Jones with Maxwell, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Maxwell or any of its subsidiaries which, in the sole judgment of Purchaser, is or may be materially adverse, or Purchaser shall have become aware of any fact which, in the sole judgment of Purchaser, has or may have material adverse significance with respect to either the value of Maxwell or any of its subsidiaries or the value of the Shares to Purchaser, Jones or any other subsidiary of Jones;

          (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Maxwell or its subsidiaries do business that could, in the sole judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Maxwell or any of its subsidiaries or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business on March 22, 2004 or any material adverse change in the market price in the Shares or
     (8) in the case of any of the foregoing existing on March 22, 2004, a material acceleration or worsening thereof;

          (e) Maxwell or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of director or employee stock options outstanding on February 24, 2004, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Maxwell, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the sole judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Maxwell or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Purchaser's sole opinion, could adversely affect either the value of Maxwell or any of its subsidiaries or the value of the Shares to Purchaser, Jones or any other affiliates of Jones, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to Maxwell or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Maxwell or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or (12) amended or authorized or proposed any amendment to their respective certificate of incorporation or bylaws or similar organizational documents, or Purchaser shall become aware that Maxwell or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

          (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including, without limitation, Maxwell or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, Maxwell or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Maxwell (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Maxwell (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Maxwell (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Maxwell (including, without limitation, the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Maxwell or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire Maxwell or any assets or securities of Maxwell or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

          (g) Jones, Purchaser or any other affiliate of Jones shall have reached an agreement or understanding with Maxwell providing for termination of the Offer, or Jones, Purchaser or any other Jones affiliate shall have entered
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

     into a definitive agreement or announced an agreement in principle with Maxwell providing for a merger or other business combination with Maxwell or the purchase of stock or assets of Maxwell which does not contemplate the Offer; or

          (h) any waiting periods under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer and the Proposed Merger shall not have been obtained on terms satisfactory to Purchaser, in its sole discretion;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (including, without limitation, any action or omission by Jones or Purchaser) giving rise to any such conditions or may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Maxwell with the SEC and other publicly available information regarding Maxwell, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Maxwell and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Maxwell's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Maxwell's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

     Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Maxwell's business, or that certain parts of Maxwell's or Jones's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See "INTRODUCTION" and "THE OFFER -- Section 14" for a description of certain conditions to the Offer.

     Antitrust. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed by Jones under the HSR Act shortly, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from Jones. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after Jones has substantially complied with such request. The waiting period will not be affected either by the failure of Maxwell (as opposed to Jones) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of Jones, Purchaser, Maxwell or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Jones, Purchaser, Maxwell and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. See "THE OFFER -- Section 14" for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

     Other Foreign Approvals. According to the Maxwell 10-K, Maxwell also conducts business in certain other countries. In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of other countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Maxwell's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that Purchaser will be able to cause Maxwell or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Maxwell or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. In 1982, in EDGAR
V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The Indiana law being considered by the Supreme Court in that case was by its terms applicable only to corporations that both had a substantial number of stockholders in Indiana and were incorporated in Indiana.

     Maxwell's principal place of business is in Massachusetts. Massachusetts has enacted takeover laws that purport to regulate the acquisition of corporations whose principal place of business is in Massachusetts.

     Chapter 110C of the Massachusetts Corporation-Related Laws ("Chapter 110C") requires a company engaging in a "take-over bid" to make certain filings with the Secretary of the Commonwealth of Massachusetts. In addition, Chapter 110C permits the "target company" (a company organized under the laws of Massachusetts or having its principal place of business in Massachusetts) and its stockholders the opportunity to request a hearing with respect to the take-over bid. A take-over bid generally includes the acquisition of, or the offer to acquire, any equity security of a target company if, after the acquisition, the company engaged in the take-over bid and its associates or affiliates would directly or indirectly be the beneficial owners of more than 10% of any class of issued and outstanding equity securities of the target company. Purchaser believes that Chapter 110C violates Article I, Section 8 of the United States Constitution (the Commerce Clause) and Article VI, Clause 2 of the United States Constitution (the Supremacy Clause). As a result, Purchaser does not intend to comply with the terms of Chapter 110C.

     Chapter 110E of the Massachusetts Corporation-Related Laws ("Chapter 110E") provides that shares of an "issuing public corporation" acquired by any person in a "control share acquisition" shall not have voting rights unless voting rights are authorized at an annual or special meeting of stockholders of the "issuing public corporation" by the affirmative vote of the holders of a majority of all shares entitled to vote generally in the election of directors, excluding shares held by the acquiring person. A "control share acquisition" generally means the acquisition of beneficial ownership of a number of shares in the "issuing public corporation" within a specified range of voting power. An "issuing public company" generally is a corporation (1) whose shares are publicly traded, (2) which has 200 or more stockholders of record, (3) whose principal executive office is within Massachusetts and (4) in respect to which more than 10% of its stockholders of record reside in Massachusetts or more than 10% of its shares are owned of record by residents of Massachusetts. In order for Chapter 110E to apply to a control share acquisition, the articles or bylaws of the issuing public corporation must provide at the time of the control share acquisition that Chapter 110E will apply to the control share acquisition. The most recent publicly filed certificate of incorporation and bylaws of Maxwell as of the date of this Offer to Purchase do not contain such a provision. In addition, Purchaser does not believe that Maxwell constitutes an "issuing public corporation" because Maxwell has an insufficient number of stockholders of record; according to the Maxwell 10-K, Maxwell had only 21 stockholders of record as of December 24, 2003. Therefore, Purchaser does not believe that Chapter 110E would apply in any way to the Offer or the Proposed Merger.

     Maxwell, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not complied with any such laws. Should any person seek to apply any such state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "THE OFFER -- Section 14".

16.  CERTAIN FEES AND EXPENSES.

     Bear Stearns is acting as the financial advisor to Jones in connection with its effort to enter into a business combination with Maxwell and is acting as the Dealer Manager in connection with the Offer. Bear Stearns will receive customary fees in connection with the engagement. Jones has also agreed to reimburse Bear Stearns (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the fees of its outside counsel and any other consultant or advisor retained by Bear Stearns, incurred in connection with its engagement, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with their engagement, including, without limitation, certain liabilities under the Federal securities laws. Bear Stearns and its affiliates render various investment banking and other advisory services to Jones and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from Jones and its affiliates. Michael L. Tarnopol, a Senior Managing Director of Bear Stearns, is a member of the Board of Directors of Jones. In the ordinary course of business, Bear Stearns engages in securities trading, market making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Maxwell and/or Jones.

     Innisfree has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the Federal securities laws.

     In addition, The Bank of New York has been retained by Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

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

17.  MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares and Rights pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares and Rights in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF JONES OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in "THE OFFER -- Section 8" with respect to information concerning Maxwell.

                            SOLICITATION OF CONSENTS

     As discussed in this Offer to Purchase, Jones and Purchaser have filed a preliminary consent statement with the SEC for use in connection with the solicitation of written consents from stockholders of Maxwell. Jones and Purchaser advise the security holders of Maxwell to read the consent statement when it becomes available, because it will contain important information. Jones and Purchaser expect to file a definitive consent solicitation statement as soon as practicable. The security holders of Maxwell may obtain a free copy of the preliminary consent solicitation statement, the definitive consent solicitation statement (when it is available) and other documents that Jones files with the SEC at its web site at www.sec.gov. In addition, these documents may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention:
Chief Operating and Financial Officer.

                      INFORMATION CONCERNING PARTICIPANTS

     Jones, Purchaser and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's shareholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's shareholders in a Schedule 14A filed with the SEC on March 23, 2004.

MSC Acquisition Corp.

March 23, 2004

                                   SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              JONES AND PURCHASER

     1. Directors and Executive Officers of Jones. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Jones. The business address and telephone number of each such person is c/o Jones, 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, (215) 785-4000. Each person listed below is a citizen of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        ------------------------------------------------------------
Peter Boneparth (Age, 44).................  Director of Jones since 2001. President and Chief Executive
                                            Officer of Jones. Mr. Boneparth was named President of Jones in March 2002 and Chief Executive Officer in May 2002. He
                                            also serves as Chief Executive Officer of McNaughton Apparel
                                            Group Inc. ("McNaughton"). He has been Chief Executive
                                            Officer of McNaughton since June 1999, and had been
                                            President of McNaughton from April 1997 until January 2002, and Chief Operating Officer of McNaughton from 1997 until
                                            its acquisition by Jones. Prior to that time, Mr. Boneparth was Executive Vice President and Senior Managing Director of
                                            Investment Banking for Rodman & Renshaw, Inc., an investment banking firm, from March 1995 to April 1997.
Sidney Kimmel (Age, 76)...................  Mr. Kimmel has served as Jones's Chairman since 1975 and as its Chief Executive Officer from 1975 to May 2002. Mr.
                                            Kimmel founded the Jones Division of W.R. Grace & Co. in
                                            1970.
Howard Gittis (Age, 70)...................  Director of Jones since 1992. Mr. Gittis has been Vice
                                            Chairman and Chief Administrative Officer and a director of
                                            MacAndrews & Forbes Holdings Inc., a diversified holding
                                            company, and several of its affiliates since July 1985. In addition, Mr. Gittis is a director of Loral Space and
                                            Communications Ltd., M&F Worldwide Corp., Panavision Inc.,
                                            Revlon, Inc., and Scientific Games Corporation.
Matthew H. Kamens (Age, 52)...............  Director of Jones since 2001. Mr. Kamens is employed by Mr.
                                            Kimmel as a lawyer and personal advisor. He is also Of
                                            Counsel to the law firm of Wolf, Block, Schorr and
                                            Solis-Cohen LLP, where he served as its Chairman from 1995 to 2001.
J. Robert Kerrey (Age, 60)................  Director of Jones since 2002. Mr. Kerrey has served as the
                                            President of New School University in New York City since
                                            January 2001. From 1988 to 2000, he served as United States
                                            Senator from Nebraska. During that period, he was a member of numerous congressionally-chartered commissions and Senate committees, including, among others, the Senate Finance and
                                            Appropriations Committees and the Senate Select Committee on
                                            Intelligence. Prior to that time, he served as Governor of
                                            Nebraska from 1982 to 1987. Mr. Kerrey also serves on the
                                            Board of Directors of Tenet Healthcare Corporation.
Ann N. Reese (Age, 51)....................  Director of Jones since 2003. Ms. Reese co-founded the
                                            Center for Adoption Policy Studies (the "Center") in New
                                            York in 2001 and is currently the Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, from 1999 to 2000 and as Executive Vice President and
                                            Chief Financial Officer of ITT Corporation from 1995 to
                                            1998. Ms. Reese also serves on the Board of Directors of
                                            Xerox Corporation, Kmart Holding Corporation and Jafra
                                            Cosmetics International Inc.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        ------------------------------------------------------------
Anthony F. Scarpa (Age, 60)...............  Director of Jones since 2001. Mr. Scarpa served as Senior
                                            Vice President and Division Executive of J.P. Morgan Chase
                                            Bank from 1985 until his retirement in December 2000.
Geraldine Stutz (Age, 75).................  Director of Jones since 1991. Ms. Stutz has been a principal partner of GSG Group, a fashion and marketing service, since
                                            1993. Prior to 1993, she was Publisher of Panache Press at
                                            Random House, a book publisher. From 1960 until 1986, Ms.
                                            Stutz was President of Henri Bendel. Ms. Stutz has served on the Board of Directors of Tiffany & Co., The Theatre
                                            Development Fund and The Actors' Fund.
Michael L. Tarnopol (Age, 67).............  Director of Jones since 2001. Mr. Tarnopol is a Senior
                                            Managing Director, Chairman of the Investment Banking
                                            Division and Vice Chairman of the Board of Directors of Bear
                                            Stearns. Mr. Tarnopol joined Bear Stearns in 1975, became a partner of Bear Stearns in 1975, and held executive
                                            positions in its Mergers and Acquisitions and International departments prior to its conversion from a partnership to a corporation in 1985. Thereafter, he became a Senior Managing
                                            Director of Bear Stearns.
Anita Britt (Age, 40).....................  Executive Vice President of Finance of Jones. Ms. Britt was
                                            named Executive Vice President of Finance of Jones in May
                                            2002. She served as Director of Investor Relations and
                                            Financial Planning from 1996 to August 2000, Vice President,
                                            Finance and Investor Relations from September 2000 to
                                            February 2001 and Senior Vice President, Finance and
                                            Investor Relations from March 2001 to April 2002.
Rhonda J. Brown (Age, 48).................  President and Chief Executive Officer of Footwear,
                                            Accessories and Retail Group of Jones and President and
                                            Chief Executive Officer of Nine West Footwear Corporation
                                            and Jones Retail Corporation. Ms. Brown joined Jones as
                                            President and Chief Executive Officer of Nine West Group
                                            Inc. and President and Chief Executive Officer of Jones'
                                            Footwear, Accessories and Retail Group in October 2001.
                                            Prior to joining Jones, Ms. Brown served as President of
                                            Steve Madden, Ltd. from February 2000 to September 2001. Ms.
                                            Brown also served as Chief Operating Officer of Steve
                                            Madden, Ltd. from July 1996 to January 2001 and as a
                                            director of that company from October 1996 to September
                                            2001.
Wesley R. Card (Age, 56)..................  Chief Operating and Financial Officer of Jones. Mr. Card has
                                            been Jones's Chief Financial Officer since 1990. He was also named Chief Operating Officer of Jones in March 2002.
Ira M. Dansky (Age, 58)...................  Executive Vice President, General Counsel and Secretary of
                                            Jones. Mr. Dansky has been Jones's General Counsel since
                                            1996 and Secretary since January 2001. He was elected an
                                            Executive Vice President of Jones in March 2002.
Patrick M. Farrell (Age, 54)..............  Senior Vice President and Corporate Controller of Jones. Mr.
                                            Farrell was appointed Vice President and Corporate
                                            Controller of Jones in November 1997 and Senior Vice
                                            President of Jones in September 1999.

     2. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is MSC Acquisition Corp. c/o Jones, 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007. All such directors and executive officers listed below are citizens of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        ------------------------------------------------------------
Peter Boneparth (Age, 44).................  Chairman of Purchaser's Board of Directors and President of
                                            Purchaser since 2004. Additional information is provided
                                            above.
Wesley R. Card (Age, 56)..................  Director, Chief Financial Officer and Treasurer of Purchaser
                                            since 2004. Additional information is provided above.
Ira M. Dansky (Age, 58)...................  Director and Secretary of Purchaser since 2004. Additional information is provided above.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of Maxwell or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                     By Mail:                                 By Hand or Overnight Delivery:
           Tender & Exchange Department                        Tender & Exchange Department
                  P.O. Box 11248                                    101 Barclay Street
              Church Street Station                            Receive and Delivery Window
          New York, New York 10286-1248                          New York, New York 10286

                           By Facsimile Transmission:

                        (For Eligible Institutions Only)
                                 (212) 815-6433

              Confirmation Receipt of Facsimile by Telephone Only:

                                 (212) 815-6212

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                (INNISFREE LOGO)

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                        Banks and Brokers Call Collect:
                                 (212) 750-5833
                       All Others Please Call Toll-free:
                                 (888) 750-5834

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                               383 Madison Avenue
                            New York, New York 10179
                                 (888) 235-2327
                                       or
                                 (212) 272-2000